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Exhibit 10.4

December 26, 2008

Timothy Bixler

Dear Tim:

        Reference is made to the letter dated May 16, 2008 from International Rectifier Corporation (the "Company") to you regarding your terms of employment (the "Offer Letter").

        The purpose of this letter is to supplement the terms of the Offer Letter to include terms and conditions designed to make any payments pursuant to the Offer Letter compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) ("Section 409A").

        Your Offer Letter is hereby modified as follows:

        1.    Incentive Compensation.    Any guaranteed incentive payment (applicable only for your first year of employment with the Company) shall be paid within 74 days following the fiscal year to which such bonus relates.

        2.    Executive Relocation Package.    Notwithstanding anything to the contrary in your Offer Letter, in order to be eligible for reimbursement of any relocation expenses, including closing assistance on the sale of your current residence and closing assistance on the purchase of a home in the Los Angeles/Southern California area, you must be employed by the Company on the date any reimbursements for eligible expenses are paid.

        3.    Reimbursements / Tax Relief.    Except as otherwise provided above, to the extent that any reimbursement pursuant to the Offer Letter is taxable to you, you shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to you pursuant to such provision shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations are not subject to liquidation or exchange for another benefit and the amount of such benefits that you receive in one taxable year shall not affect the amount of such benefits that you receive in any other taxable year. Any gross-up payment due to you shall be made by the end of the taxable year following the taxable year in which you remitted the taxes to which the gross-up relates.

        Except as modified hereby, your Offer Letter remains unmodified. Please indicate your agreement with the foregoing by signing where indicated below.

Regards,

INTERNATIONAL RECTIFIER CORPORATION

By:
Its: Assistant Secretary

Acknowledged and agreed:

Timothy Bixler

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  Exhibit 10.4